UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2015

Commission File No. 000-16929

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On July 29, 2015, Soligenix, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with accredited institutional investors, Kodiak Capital Group, LLC (“Kodiak Capital”), Kingsbrook Opportunities Master Fund LP (“Kingsbrook”) and River North Equity, LLC (“River North” and, together with Kodiak Capital and Kingsbrook, the “Investors”). Under the Purchase Agreement, the Investors have agreed to purchase from the Company up to an aggregate of $10 million worth of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, from time to time. In accordance with the Registration Rights Agreement, the Company has agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock that may be issued to the Investors under the Purchase Agreement.

From the date that the SEC has declared the Registration Statement effective until December 31, 2016, the Company has the right to sell up to $5 million, $4 million and $1 million worth of shares of Common Stock to Kodiak Capital, Kingsbrook and River North, respectively. The Company will control the timing and amount of future sales, if any, of Common Stock to the Investors under the Purchase Agreement. The purchase price of the shares will be equal to eighty percent (80%) of the lowest daily volume weighted average price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Investors requesting the purchase. There is no minimum amount that the Company may require the Investors to purchase at any one time. The Company may not require the Investors to purchase more than $3 million worth of shares of Common Stock during any seven day period and may not require any of the Investors to purchase shares of Common Stock if such purchase would result in such Investor’s beneficial ownership exceeding 9.99% of the outstanding Common Stock.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions. Each of the Investors has covenanted not to cause or engage in any manner whatsoever any direct or indirect short selling of the Common Stock.

In consideration for entering into the Purchase Agreement, the Company issued to each of the Investors a promissory note having a principal amount equal to 3% of the total amount committed by such Investor (the “Promissory Note”). The principal amount due under the Promissory Note does not accrue interest and is payable by April 15, 2016.

The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company. The proceeds received by the Company pursuant to the Purchase Agreement are expected to be used to further develop the Company’s late-stage product candidates and for general corporate purposes.

Brean Capital, LLC served as the Company’s financial advisor in connection with the execution of the Purchase Agreement, for which the Company will pay it $80,000.

The foregoing description of the Purchase Agreement, the Registration Rights Agreement and the Promissory Note are qualified in their entirety by reference to the full text of thereof, a copy of each of which is attached hereto as Exhibits 10.1, 10.2 and 10.3 respectively, and each of which is incorporated herein in its entirety by reference.

The Purchase Agreement, the Registration Rights Agreement and the Promissory Note are provided to give investors information regarding the agreements’ respective terms. They are not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of such agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under these agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

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Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is hereby incorporated by reference into this Item 3.02. The sale of securities pursuant to the Purchase Agreement will be exempt from registration pursuant to the provisions of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of the Investors represented to the Company that it (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (ii) is knowledgeable, sophisticated and experienced in making investment decisions of this kind, and (iii) has had adequate access to information about the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Equity Purchase Agreement dated as of July 29, 2015 between the Company and the Investors.
10.2	Form of Registration Rights Agreement dated as of July 29, 2015 between the Company and the Investors.
10.3	Form of Promissory Note dated as of July 29, 2015 made by the Company in favor of the Investors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.

July 31, 2015	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D. President and Chief Executive Officer (Principal Executive Officer)

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